FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-107573


PROSPECTUS SUPPLEMENT NO. 3 DATED DECEMBER 9, 2003
TO PROSPECTUS DATED NOVEMBER 12, 2003


                                400,000 SHARES OF
                              KANSAS CITY SOUTHERN
   4.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES C
                     (LIQUIDATION PREFERENCE $500 PER SHARE)
                                       AND
          13,389,120 SHARES OF COMMON STOCK (PAR VALUE $0.01 PER SHARE)
                         ISSUABLE UPON CONVERSION OF THE
      REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES C


     This prospectus supplement relates to the accompanying prospectus dated November 12, 2003 relating to the offer and sale from time to time of up to 400,000 shares of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, referred to as the Series C Preferred Stock, of Kansas City Southern and the shares of common stock of Kansas City Southern issuable upon conversion of the Series C Preferred Stock. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to amendments to the information previously listed in the accompanying prospectus and, as indicated, supercedes the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus, or any other amendments or supplements thereto.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated November 12, 2003 and all other amendments or supplements thereto. The terms of the Series C Preferred Stock are set forth in the accompanying prospectus dated November 12, 2003.

     Selling securityholders listed in the "Selling Securityholders" section of this prospectus supplement and any other amendments or supplements thereto may offer and sell the Series C Preferred Stock and the shares of common stock issuable upon conversion of the Series C Preferred Stock pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the Series C Preferred Stock and the shares of common stock issuable upon conversion of the Series C Preferred Stock does not necessarily mean that the selling securityholders will sell all or any of the Series C Preferred Stock or the shares of common stock.

                             SELLING SECURITYHOLDERS

     The Series C Preferred Stock, and any shares of our common stock issued upon conversion of the Series C Preferred Stock, are being offered by the selling securityholders listed in the table below. We issued and sold the Series C Preferred Stock in a private placement to the initial purchasers, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. The selling securityholders purchased their Series C Preferred Stock from the initial purchasers or from subsequent holders in transactions exempt from registration under the Securities Act.

     This prospectus covers sales, by the named selling securityholders, of Series C Preferred Stock and shares of common stock issued upon any conversion of the Series C Preferred Stock by the selling securityholder. This prospectus will not cover subsequent sales of our common stock received upon conversion of Series C Preferred Stock purchased from a selling securityholder named in this prospectus.

     No offer or sale under this prospectus may be made by a securityholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement, dated as of May 5, 2003 between KCS and the initial purchasers.

     The following table sets forth certain information, as of December 8, 2003 about the amount of Series C Preferred Stock beneficially owned by each selling security holder and the number of shares of common stock issuable upon conversion of the Series C Preferred Stock that may be offered from time to time pursuant to this prospectus.

     The percentage of Series C Preferred Stock outstanding beneficially owned by each selling security holder is based on 400,000 shares of Series C Preferred Stock outstanding. The number of shares of common stock owned prior to the offering does not include shares of common stock issuable upon conversion of the Series C Preferred Stock. The number of shares of common stock shown in the table below assumes conversion of all shares of Series C Preferred Stock held by such holder at the initial conversion rate of 33.4728 shares of common stock per share of Series C Preferred Stock. This conversion rate is subject to adjustment as described under "Description of the Series C Preferred Stock--Adjustments to the Conversion Rate." Accordingly, the number of shares of common stock issuable upon conversion of the Series C Preferred Stock may increase or decrease from time to time. Under the certificate of designations for the Series C Preferred Stock, fractional shares will not be issued upon conversion of the Series C Preferred Stock. Cash will be paid instead of fractional shares, if any.

     The following table has been prepared based upon the information furnished to us by the selling security holders. The selling security holders identified below may have sold, transferred or otherwise disposed of some or all of their Series C Preferred Stock since the date on which the information in the preceding table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act of 1933. Information concerning the selling security holders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of Series C Preferred Stock or common stock issuable upon conversion thereof that will be held by the selling security holders upon the termination of this offering because the selling security holders may offer some or all of their Series C Preferred Stock or common stock pursuant to the offering contemplated by this prospectus. See "Plan of Distribution."

     Except as otherwise disclosed in footnotes to the table below, to our knowledge, other than their ownership of the securities described below, none of the selling security holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                         NUMBER OF
                                         SHARES OF
                                          SERIES C
                                         PREFERRED                       NUMBER OF      NUMBER OF
                                           STOCK       PERCENTAGE OF     SHARES OF      SHARES OF
                                        BENEFICIALLY     SERIES C       COMMON STOCK     COMMON
                                         OWNED THAT      PREFERRED      OWNED PRIOR    STOCK THAT    PERCENTAGE OF
                                        MAY BE SOLD        STOCK           TO THE        MAY BE       COMMON STOCK
                 NAME                                   OUTSTANDING     OFFERING(1)      SOLD(2)     OUTSTANDING(3)
Alexandra Global Master Fund LTD               1,500                *               0       50,209                 *
Allstate Insurance Company                     2,000                *          16,300       66,945                 *
Alpine Associates                              3,028                *               0      101,355                 *
Alpine Partners, L.P.                            390                *               0       13,054                 *
B.G.I. Global Investors                          200                *               0        6,694                 *
Bank Austria Cayman Islands, LTD               2,000                *               0       66,945                 *
BNP Paribas Equity Strategies, SNC             2,065                *          19,211       69,121                 *
BP Amoco PLC Master Trust                      2,026                *               0       67,815                 *
Clinton Multistrategy Master Fund,
Ltd.                                           4,250            1.06%               0      142,259                 *
Clinton Riverside Convertible
Portfolio Limited                              4,500            1.13%               0      150,627                 *
Context Convertible Arbitrage Fund,
L.P.                                           3,340                *               0      111,799                 *
CooperNeff Convertible Strategies
(Cayman) Master Fund, L.P.                     2,160                *               0       72,301                 *
CSFB Convertible & Quantitative
Strategies Master Fund Limited                50,500           12.63%               0    1,690,376             2.66%
DBAG London                                    5,000            1.25%               0      167,364                 *
Forest Fulcrum Fund LP                           700                *               0       23,430                 *
Grace Convertible Arbitrage Fund, Ltd.         4,800            1.20%               0      160,669                 *
Guggenheim Portfolio Co. XV, LLC               1,500                *               0       50,209                 *
Hotel Union & Hotel Industry of
Hawaii Pension Plan                              732                *               0       24,502                 *
Hourglass Master Fund, Ltd.                    2,975                *               0       99,581                 *
Jefferies & Company Inc.                          18                *               0          602                 *
KD Convertible Arbitrage Fund L.P.             1,660                *               0       55,564                 *
LLT Limited                                      700                *               0       23,430                 *
Lyxor/Convertible Arbitrage Fund, Ltd.           140                *               0        4,686                 *
Lyxor Master Fund Ref.: Silverado                450                *               0       15,062                 *
McMahan Securities Co. L.P.                      350                *               0       11,715                 *
Morgan Stanley & Co. Incorporated(4)          31,239            7.81%          70,922    1,045,656             1.77%
Morgan Stanley Dean Witter
Convertible Securities Trust                   3,000                *               0      100,418                 *
Newport Alternative Income Fund                1,140                *               0       38,158                 *
OIP Limited                                    2,730                *               0       91,380                 *
Pacific Life Insurance Company                   250                *               0        8,368                 *
Polaris Vega Fund L.P.                         1,750                *               0       58,577                 *
Putnam Convertible Income - Growth
Trust                                         15,000            3.75%               0      502,092                 *
RCG Latitude Master Fund, LTD                  4,250            1.06%               0      142,259                 *
RCG Multi Strategy Master Fund, LTD            3,000                *               0      100,418                 *
Radcliffe SPC, Ltd. for and on behalf
of the Class A Convertible Crossover
Segregated Portfolio                          12,500            3.13%               0      418,410                 *
Ramius Master Fund, LTD                        7,250            1.81%               0      242,677                 *
Silverado Arbitrage Trading, LTD                 550                *               0       18,410                 *
Silverback Master, LTD                        34,100            8.53%               0    1,141,422             1.81%
Silvercreek II Limited                         3,230                *               0      108,117                 *
Silvercreek Limited Partnership                6,900            1.73%               0      230,962                 *
Singlehedge U.S. Convertible
Arbitrage Fund                                   340                *               0       11,380                 *




                                         NUMBER OF
                                         SHARES OF
                                          SERIES C
                                         PREFERRED                       NUMBER OF      NUMBER OF
                                           STOCK       PERCENTAGE OF     SHARES OF      SHARES OF
                                        BENEFICIALLY     SERIES C       COMMON STOCK     COMMON
                                         OWNED THAT      PREFERRED      OWNED PRIOR    STOCK THAT    PERCENTAGE OF
                                        MAY BE SOLD        STOCK           TO THE        MAY BE       COMMON STOCK
NAME                                                    OUTSTANDING     OFFERING(1)      SOLD(2)     OUTSTANDING(3)
Sphinx Convertible Arb Fund SPC                  711                *               0       23,799                 *
SSI Blended Market Neutral L.P.                1,025                *               0       34,309                 *
SSI Hedged Convertible Market Neutral
L.P.                                           1,117                *               0       37,389                 *
Sturgeon Limited                                 295                *               0        9,874                 *
Sunrise Partners Limited Partnership           5,250            1.31%               0      175,732                 *
TQA Master Plus Fund, Ltd.                     5,000            1.25%               0      167,364                 *
UBS A6 London Branch                          24,500            6.13%               0      820,083             1.31%
UBS O'Connor LLC F/B/O O'Connor
Global Convertible Portfolio                     500                *               0       16,736                 *
Viacom Inc. Pension Plan Master Trust             66                *               0        2,209                 *
Wachovia Bank National Association             2,800                *               0       93,723                 *
Xavex Convertible Arbitrage #5                 1,000                *               0       33,472                 *
ZCM Asset Holding Co., Inc.                      525                *               0       17,573                 *
Zurich Institutional Benchmark Master
Fund Ltd.                                      2,905                *               0       97,238                 *
All other beneficial owners(5)(6)             19,951            4.99%               0      667,815             1.07%

TOTAL(7)                                     289,858           72.46%         106,433    9,702,359            13.69%


* Less than one percent.

(1) Does not include shares of common stock issuable upon conversion of the Series C Preferred Stock.
(2) Consists of shares of common stock issuable upon conversion of the Series C Preferred Stock, assuming a conversion rate of 33.4728 shares of common stock for each share of Series C Preferred Stock and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under "Description of the Series C Preferred Stock--Adjustments to the Conversion Rate." Accordingly, the number of shares of common stock issuable upon conversion of the Series C Preferred Stock may increase or decrease from time to time. Numbers have been rounded down to whole numbers due to fact that fractional shares will not be issued upon conversion of the Series C Preferred Stock. The "total" for number of shares of common stock that may be sold is based on the conversion rate applied to the total shares of Series C Preferred Stock remaining unsold under the registration statement.
(3) Calculated based on Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, using 61,858,375 shares of common stock outstanding on September 30, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of the Series C Preferred Stock by the applicable holder. However, we did not assume the conversion of any other holder's Series C Preferred Stock.
(4)  Morgan  Stanley  Senior  Funding,  Inc.  was a lender  under  KCS's  credit facility. In addition, during the past three years, Morgan Stanley & Co. Incorporated and/or its affiliates have performed financial advisory and investment banking services for KCS. Morgan Stanley & Co., Incorporated was an initial purchaser of 80% of the Series C Preferred Stock in the private placement of these securities.
(5) We will identify additional selling security holders, if any, by post-effective amendment before they offer or sell their securities.
(6) Assumes that the unnamed holders of Series C Preferred Stock or any future transferees, pledgees or donees of or from any such unnamed holder do not beneficially own any common stock other than the common stock issuable upon conversion of the Series C Preferred Stock at the initial conversion rate.
(7) Does not include 110,142 shares of Series C Preferred Stock sold by selling securityholders which shares are convertible into 3,686,755 shares of KCS common stock, assuming a conversion rate of 33.4728 shares of common stock for each share of Series C Preferred Stock and a cash payment in lieu of any fractional share interest.